                                                           EXHIBIT 11



                              MARK IV INDUSTRIES, INC.
               STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                   (Amounts in Thousands, Except Per Share Data)

                                                        For the Fiscal Year Ended
                                                        the Last Day of February

Primary Earnings Per Share                          1996        1995       1994
- --------------------------                         ------      ------     -----
Primary Shares Outstanding:
 Weighted average number of shares outstanding     62,961       51,015     46,835
 Net effect of dilutive stock options (1)             432          425        348
    Total                                          63,393       51,440     47,183

Income from continuing operations                $ 92,400     $ 67,900   $ 51,100
Income per share from continuing operations (2)  $   1.46     $   1.32   $   1.08
Income from discontinued operations              $   -        $    -     $    -
Income per share from discontinued
 operations (2)                                  $   -        $    -     $    -
Loss from extraordinary items                    $   -        $ (1,100)  $(21,700)
Loss per share from extraordinary items (2)      $   -        $   (.02)  $   (.46)
Loss from cumulative accounting change           $   -        $   -      $(26,000)
Loss per share from cumulative
 accounting change (2)                           $   -        $   -      $   (.55)

Fully-diluted Earnings Per Share
- --------------------------------
Fully-diluted Shares Outstanding:
  Weighted average number of shares
   outstanding                                     62,961       51,015     46,835
  Shares issuable upon conversion of the
   Company's 6-1/4% Convertible Subordinated
   Debentures                                        -           6,302      8,765
  Net effect of dilutive stock options (1)            432          449        348
    Total                                          63,393       57,766     55,948
Income from continuing operations                $ 92,400     $ 67,900   $ 51,100
Interest, net of tax effect, for 6-1/4%
 Convertible Subordinated Debentures                 -           3,200      4,400
Income applicable to fully diluted shares        $ 92,400     $ 71,100   $ 55,500
Income per share from continuing operations      $   1.46     $   1.23   $    .99
Income from discontinued operations              $   -        $    -     $    -
Income per share from discontinued operations    $   -        $    -     $    -
Loss from extraordinary items                    $   -        $ (1,100)  $(21,700)
Loss per share from extraordinary items          $   -        $   (.02)  $   (.39)
Loss from cumulative accounting change           $            $   -      $(26,000)
Loss per share from  cumulative accounting
 change                                          $            $   -      $   (.46)

_________________

(1) The net effects for fiscal 1996, 1995 and 1994 are based upon the treasury stock method using average market prices during the periods for the primary amounts, and the higher of the average market prices or the market price at year-end for the fully-diluted amounts.

(2) Primary earnings per share for fiscal 1996, 1995 and 1994 have been reported on the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.
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